FORM 8-K

_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2013

_______________________________

GMS CAPITAL CORP.

(Exact name of registrant as specified in its charter)

_______________________________

Florida	333-151684	26-1094541
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3055 L’ Assomption Blvd. Montreal, Quebec H1N 2HI, Canada
(Address of Principal Executive Offices) (Zip Code)

1(514)254-1995
(Registrant’s telephone number, including area code)

194, St. Paul West, suite 400, Montreal, Quebec H2Y 1Z8 Canada
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	1.02 Termination of a Material Definitive Agreement

GMS Capital Corp. announces that because the following transactions contemplated in the Company’s Regulation FD Disclosure on Form 8-K dated March 22, 2012, including the Stock Cancellation Agreement intervened between GMS Capital Corp. and 7776446 Canada Inc.; and the Lock-Up Agreement intervened between GMS Capital Corp. and Nacara Montréal Inc., and the escrow agent., failed to be completed within the prescribed ninety (90) days and never materialized, it has therefore been agreed by the parties involved in these transactions that they will not pursue said course of action going forward and that these transactions are considered null and void.

Item	5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Company has appointed a new Board of Directors. Departing are Stephane Solis, Pierre Savignac and Mohamed Samake. The Board shall now consist of Bernard Canneva, Caroline Coulombe, Gérard Dab, Martial Rolland, Claude Pellerin, and Emanuel Tomasino. Caroline Coulombe shall serve as Chairman of the Board, and Claude Pellerin shall serve as legal counsel.

Bernard Canneva has over 35 years experience in perfumes and cosmetics. He served as international director of L’Oréal Paris, and as VP Sales & Marketing for Groupe Lise Watier Inc.

Emmanuel Tomasino has over 20 years experience as a business development executive, including General Manager of ING Financial Group, and Director of Business Development for Groupe Financier Desjardins.

Martial Rolland is an entrepreneur and business development executive with over 20 years experience managing public corporations. He served as President and CEO of Rolland Energy Inc. and President and CEO of RVBS Ltd. He is a Director in a number of companies.

Caroline Coulombe is the founder of the Nacara business group, bringing over 20 years of experience in cosmetics and body care. She is a former sales and business development executive for Shopper’s Drug Mart/Pharmaprix. She is a Director in a number of companies.

Gerard Dab is an entrepreneur and business executive with 20 years experience managing public companies. Mr. Dab began his career as an advertising and communications executive with Foote, Cone & Belding of Chicago, IL. He then served as President of one of Canada's leading film and television production company, Production Publi-Cite. He is currently the Chairman and CEO of VisualMED Clinical Solutions Corp. and Dab Communications.

Mr. Claude Pellerin is a corporate attorney and is partner in the law firm of Rolland Séguin Sauvé Pellein, Lawyers Inc. Between December 2003 and July 2008, Mr. Pellerin was partner in the law firm of Hovington Pellerin S.E.N.C. Since 2002, Mr. Pellerin has served as Director, President, Treasurer and Secretary of Capex Investments ( Canada ) Limited, an investments and financing corporation based in Montreal, Quebec. From 2001 to 2002, Mr. Pellerin served as a Secretary for Equilar Capital Corporation, an Ontario Corporation listed on the Toronto Stock exchange. Between 2002 and 2004, Mr. Pellerin served as Vice President for legal affairs for Manaris Corporation, a Nevada corporation listed on the OTCBB. Since 2003, Mr. Pellerin has served as Secretary of Gourmet Flash Inc., a Quebec corporation, and from 2004-2005 served as a Director to Canadian Security Agency (2004) Inc. Mr. Pellerin served as Ecolocap Solutions Inc.’s President, Secretary and Treasurer from June 17, 2005 until August 19, 2005, at which time he resigned as an officer but remained a director of the Ecolocap Solutions Inc. Company until his resignation on October 20, 2008, than from March 6, 2009 to September 10, 2012 until his resignation.

The Company has also elected a new slate of Officers. Departing are President and CEO Stephane Solis, and Secretary Pierre Savignac. Martial Rolland has been appointed President and CEO of the Corporation, and Me. Serge Lebel has been appointed Secretary.

Me. Serge Lebel has 30 years of experience practicing Business Law and is a Certified Director. He is a member of the Board and President of the Governance Committee of the Quebec Lottery Corporation; a member of the Governance and Human Resources Committee of the Interprovincial Lottery Corporation; and he is a member of the Board of Directors, President of the Governance and Human Resources Committee, and member of the Audit Committee of the Port of Quebec.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2013	GMS CAPITAL CORP.
	By	/s/ Martial Rolland
Name: Martial Rolland Title:President and CEO